Standard Time Vested Option

NU SKIN ENTERPRISES, INC.
STOCK OPTION GRANT NOTICE
2006 STOCK INCENTIVE PLAN

        Nu Skin Enterprises, Inc. (“Company”), pursuant to its 2006 Stock Incentive Plan (“Plan”) and the 2006 Stock Incentive Plan Master Stock Option Agreement (“Master Agreement”) previously entered into by the parties, hereby grants to the “Optionholder” identified below an option to purchase the number of shares of the Company’s common stock (“Shares”) set forth below. This option is subject to all of the terms and conditions set forth in this Stock Option Grant Notice (the “Grant Notice”), the Master Agreement and the Plan, all of which are incorporated herein in their entirety. Any capitalized terms not defined herein shall have the meaning provided to such terms in the Plan.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share): US$
Total Exercise Price:
Expiration Date:

Type of Grant [check one]:	Incentive Stock Option(1)	Nonstatutory Stock Option

Exercise Schedule:      Same as Vesting Schedule.

Vesting Schedule:

Payment:	By cash or check Same day sale program (if permitted by the Board) Tender of Common Stock (if permitted by the Board)

Additional Terms/Acknowledgements: The undersigned Optionholder acknowledges receipt of, and understands and agrees that his or her Option is subject to this Grant Notice, the Master Agreement and the Plan. Optionholder further acknowledges that as of the Date of Grant, this Grant Notice, the Master Agreement and the Plan set forth the entire understanding between Optionholder and the Company regarding the acquisition of Shares covered by this Grant Notice and supersedes all prior oral and written agreements on that subject with the exception of (i) options previously granted and delivered to Optionholder under the 1996 Stock Incentive Plan, and (ii) the agreements, if any, listed below. To the extent that this Grant Notice varies the terms of the Master Agreement, this Grant Notice will prevail only with respect to Options granted pursuant to this Grant Notice.

         Other Master Agreements:

NU SKIN ENTERPRISES, INC.

By:
Signature

Title:
Date:

(1)	If this is an incentive stock option, it (plus Optionholder's other outstanding incentive stock options) cannot be first exercisable for more than US $100,000 in any calendar year. Any excess over US $100,000 is a nonstatutory stock option.

NU SKIN ENTERPRISES, INC.
2006 STOCK INCENTIVE PLAN
MASTER STOCK OPTION AGREEMENT

This Master Stock Option Agreement (the “Master Agreement”) is made and entered into effective as of __________________ (the “Effective Date”) by and between Nu Skin Enterprises, Inc., a Delaware corporation (the “Company” ), and ___________________ subject to the terms and conditions of the Nu Skin Enterprises, Inc. 2006 Stock Incentive Plan (the “Plan”). In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Master Agreement, the terms and conditions of the Plan shall prevail. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Master Agreement.

        1.     Master Agreement. By executing this Master Agreement, you agree that this Master Agreement shall govern all Options granted to you under the Plan on or after the Effective Date pursuant to a Stock Option Grant Notice (“Grant Notice”) that incorporates by reference the terms of this Master Agreement. Each Option grant that is intended to be governed by this Master Agreement shall incorporate all of the terms and conditions of this Master Agreement and shall contain such other terms and conditions as the Committee shall establish for the grant of options covered by such Grant Notice. In the event of a conflict between the language of this Master Agreement and any Grant Notice, the language of the Grant Notice shall prevail with respect to Options granted pursuant to that Grant Notice. In order to be effective, the Grant Notice must be executed by a duly authorized executive officer of the Company. You will not be required to sign each Grant Notice, but you shall be deemed to have accepted the Grant Notice (and all of the terms and conditions set forth therein) unless you provide written notice to the Plan Administrator of your rejection of the Grant Notice and all of the Options granted pursuant to such Grant Notice within 20 days after receipt of the Grant Notice.

        2.     Grant of Option. The Company grants to you, as of the Date of Grant specified in the Grant Notice, an Option to purchase up to the number of shares of the Company’s Common Stock (“Shares”) specified in the Grant Notice.

        3.     Vesting.

                (a)    Each Option will vest and become exercisable as set forth in the applicable Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

                (b)     Change of Control. Notwithstanding any provision in the Agreement to the contrary, if, during the two-year period following a Change of Control, Employee’s Continuous Service is terminated other than for Cause, or if Employee terminates his or her Continuous Service for “Good Reason,” the vesting of the Restricted Stock Units governed by this Agreement shall be accelerated such that all such Restricted Stock Units shall be deemed to be vested in full immediately prior to the termination of Employee’s Continuous Service.

        For purposes of this Agreement:

“Cause” shall have the meaning set forth in the Plan.

“Change of Control” shall have the meaning set forth in the Plan.

“Good Reason” means the occurrence of any of the following, without the express written consent of Employee, after the occurrence of a Change of Control:

        (i)        the assignment to Employee of any duties inconsistent in any material adverse respect with Employee’s position, authority or responsibilities as in effect immediately prior to a Change of Control, or any other material adverse change in such position, including authority or responsibilities;

        (ii)        any failure by the Company (or any successor company) to continue to provide Employee with base pay, incentive compensation opportunities, and other material benefits (including, but not limited to, savings plans, defined benefit plans, welfare benefit plans and perquisites) at a level which is, in the aggregate, at least equal to that in effect immediately prior to a Change of Control, but shall not include any reduction in incentive compensation opportunities or other material benefits that are part of an across-the-board reduction of the incentive compensation or other material benefits of employees who are similarly situated with respect to Employee;

        (iii)        the Company’s (or any successor company’s) requiring Employee to be based at any office or location more than 49 miles from that location at which Employee performed his or her services immediately prior to the Change of Control, except for travel reasonably required in the performance of Employee’s responsibilities; or

        (iv)        any failure by the Company or an Affiliate to obtain the commitment of any successor in interest or failure on the part of such successor in interest to perform the obligations to Employee under this Agreement or any employee-related obligations assumed by the successor in interest in connection with its acquisition of the Company or an Affiliate.

The occurrence of the events or conditions in clauses (a)-(d) shall not constitute Good Reason unless Employee provides written notice of the action(s) or omission(s) deemed to constitute Good Reason and the Company (or any successor company) or, if applicable, an Affiliate fails to remedy such action(s) or omission(s) within 30 days after the receipt of such written notice. In no event shall the mere occurrence of a Change of Control, absent any further impact on Employee, be deemed to constitute Good Reason.

        4.     Exercise Price. An Option may be exercised, to the extent vested, prior to the Expiration Date (unless earlier terminated) at the Exercise Price (Per Share) specified in the applicable Grant Notice. The Exercise Price indicated in a Grant Notice may be adjusted from time to time for various adjustments in the Company’s equity capital structure, as provided in the Plan.

         5.    Method of Payment.

                   (a)     Payment of the Exercise Price is due in full upon exercise of all or any part of your Options. You may elect to make payment of the Exercise Price in cash, by check or pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate Exercise Price to the Company from the sales proceeds. Notwithstanding the terms of the previous sentence, you may not be permitted to exercise your Options pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board if such exercise would violate the provisions of Section 402 of the Sarbanes-Oxley Act of 2002.

                  (b)     The Company may permit you to make payment of the Exercise Price, in whole or in part, in Shares having a Fair Market Value equal to the amount of the aggregate Exercise Price or such portion thereof, as applicable; provided, however, that you must satisfy all such requirements as may be imposed by the Board including without limitation that you have held such shares for not less than six months (or such other period as established from time to time by the Board in order to avoid a supplemental charge to earnings for financial accounting purposes).

                  (c)     Where you are permitted to pay the Exercise Price of an Option by delivering Shares, you may, subject to procedures satisfactory to the Board, satisfy such delivery requirement by presenting proof that you are the Beneficial Owner of such Shares, in which case the Company shall treat the as exercised without further payment and shall withhold such number of shares from the Option Shares acquired by the exercise of the Option.

                  (d)        The Company may permit you to make payment of the Exercise Price in any other form of legal consideration that may be acceptable to the Board, in its sole discretion.

         6.     Whole Shares. You may exercise your Options only for whole Shares.

         7.     Compliance.

                  (a)  Securities Law Compliance. Notwithstanding anything to the contrary contained herein, you may not exercise your Options unless the Shares issuable upon such exercise are then registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your Options must also comply with other applicable laws and regulations governing your Options, and you may not exercise your Options if the Company determines that such exercise would not be in material compliance with such laws and regulations.

                  (b)  Plan Compliance. Notwithstanding anything to the contrary contained herein, you may not exercise your Options if the terms of the Plan do not permit the exercise of Options, or if the Company exercises its rights under the Plan to suspend, delay or restrict the exercise of Options.

         8.  Term. Subject to the provisions of the Plan and this Master Agreement, you may exercise all or any part of the vested portion of an Option at any time prior to the earliest to occur of:

                  (a)   the date on which your Continuous Service is terminated for Cause;

                  (b)   three (3) months after the termination of your Continuous Service for any reason other than for Cause or as a result of your death or Disability;

                  (c)   twelve (12) months after the termination of your Continuous Service due to your Disability;

                  (d)   twelve (12) months after the termination of your Continuous Service due to your death; or

                  (e)   the Expiration Date indicated in the Grant Notice.

Notwithstanding the foregoing, if the exercise of an Option is prevented by the Company within the applicable time periods set forth in Sections 6(b) or (c) for any reason, your Option shall not expire before the date that is thirty (30) days after the date that you are notified by the Company that the Option is again exercisable, but in any event no later than the Expiration Date indicated in your Grant Notice; provided, however, that if the Grant Notice designates your Option as an Incentive Stock Option, and if any such extension causes the term of your Option to exceed the maximum term allowable for Incentive Stock Options, your Option shall cease to be treated as an Incentive Stock Option and instead shall be treated thereafter as a Nonstatutory Stock Option.

         9.    Exercise Procedures.

                  (a)        Subject to Section 5 above and other relevant terms and conditions of the Plan and this Master Agreement, you may exercise the vested portion of an Option during its term by delivering a Notice of Exercise (in a form designated by the Company) specifying the number of Shares for which the Option is being exercised, together with the Exercise Price, to the Plan administrator, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then reasonably require.

                  (b)        By exercising an Option you agree that, as a condition to any exercise of an Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company (including any Affiliate) arising by reason of (1) the exercise of your Option, or (2) other applicable events (as described in Section 14 of this Master Agreement).

                   (c)     Your participation in the Plan, including vesting in any Options, will cease upon termination of Continuous Service for any reason (unless otherwise provided in the Plan or this Master Agreement); for the purposes of this Master Agreement, in the event of involuntary termination of Continuous Service, the termination shall be effective as of the date stated in the relevant notice of termination and, unless otherwise required by law, will not be extended by any notice period or other period of leave under local law. Subject to applicable law, the Company shall determine the date of termination in its sole discretion.

                   10.         Documents Governing Issued Common Stock. Shares that you acquire upon exercise of an Option are subject to the terms of the Plan, the Company’s bylaws, the Company’s certificate of incorporation, any applicable Master Agreement relating to such Shares, or any other similar document. You should ensure that you understand your rights and obligations as a stockholder of the Company prior to the time that you exercise an Option.

                   11.         Limitations on Transfer of Options. Options are not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Any purported assignment, alienation, pledge, sale, transfer or encumbrance, other than as expressly permitted herein, shall be void and unenforceable against the Company and any Affiliate. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your Options. In the absence of such designation, your Option shall remain exercisable by your executor or administrator, or the person or persons to whom your rights under this Master Agreement shall pass by will or by the laws of descent and distribution, as the case may be. Any heir or legatee shall take rights herein granted subject to the terms and conditions hereof and in accordance with such requirements as may be established by the Company from time to time.

                  12.         Rights Upon Exercise. You will not have any rights to dividends or other rights of a stockholder with respect to the Shares subject to an Option until you have given written notice of the exercise of the Option, paid the Exercise Price and any applicable taxes for such shares in full, satisfied any other conditions imposed by the Board pursuant to the Plan, if applicable, and become a holder of record of the purchased Shares.

                  13.         Forfeiture of Options and Related Gains. If at any time during your Continuous Service or following the termination of your Continuous Service until the later of (i) the twelve (12) month anniversary of the termination of your Continuous Service for any reason, and (ii) the six (6) month anniversary of the date you exercise any outstanding Options, a Forfeiture Event occurs, then the Company may, in its sole discretion: (A) direct that you return for cancellation (without the payment of any consideration) any Shares which you hold that were issued to you under the Plan, and/or (B) direct that you pay back, in cash or in shares, or any combination thereof, an amount equal to the gain realized or payment received upon the exercise of any of your Options and/or the sale of any underlying Shares obtained under the Plan (whether or not pursuant to the exercise of Options) during the 12 month period immediately preceding the Forfeiture Event or upon or after the occurrence of any such Forfeiture Event. The Company shall determine the manner of the recovery of any such amounts which may be due and which may include, without limitation, set-off against any amounts which may be owed by the Company or any of its Affiliates to you. For purposes of determining whether a “Forfeiture Event” has occurred, the term “Cause” shall mean the following: (i) conduct related to your employment for which criminal penalties may be sought, (ii) the commission of an act of fraud or intentional misrepresentation, (iii) embezzlement or misappropriation or conversion of assets or opportunities of the Company, (iv) any breach of the non-competition or non-solicitation provisions of the Key Employee Covenants previously provided to you, (v) disclosing or misusing any confidential or proprietary information of the Company in violation of the Key Employee Covenants, or any other non-disclosure Master Agreement with the Company or other duty of confidentiality, or (vi) any other material breach of the Key Employee Covenants. The Committee, in its sole discretion, may waive at any time in writing this forfeiture provision and release you from liability hereunder.

                   14.         Responsibility for Taxes and Notice Requirement.

                           (a)         Regardless of any action the Company or, if different, your employer (the “Employer”) takes with respect to any or all income tax (including federal, state and other taxes), social insurance, payroll tax or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including the grant of the Options, the vesting of the Options, the exercise of the Options, the subsequent sale of any Shares acquired upon exercise and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Options to reduce or eliminate your liability for Tax-Related Items.

                           (b)          You may not exercise an Option unless and until the tax withholding obligations of the Company and/or any Affiliate are satisfied or appropriate arrangements (acceptable to the Company) are made therefor, and you authorize the Company and its Affiliates to take such action as may be necessary to satisfy any such tax withholding obligations.

                          (c)         If permissible under local law and regulations, you authorize the Company and/or the Employer, at their discretion, to satisfy the obligations with respect to Tax-Related Items by one or a combination of the following: (i) selling or arranging for the sale of Shares otherwise deliverable to you upon exercise of the Options; (ii) withholding from your wages or other cash compensation payable to you by the Company or the Employer (whether in cash, securities or other property); (iii) withholding from proceeds of the sale of Shares purchased upon exercise of the Options (including by means of a “same day sale” program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company and applicable law, including, but not limited to, Section 402 of the Sarbanes-Oxley Act of 2002); or (iv) withholding in Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum withholding amount. Finally, you will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan that cannot be satisfied by the means previously described.

                          (d)         The Company may permit you to make provision for the payment of any tax withholding obligation by delivering shares, or authorizing the Company to withhold shares, of Common Stock having a Fair Market Value equal to the amount of such taxes or a portion thereof, as applicable. Where you are permitted to pay the taxes relating to the exercise of an Option by delivering shares of Common Stock, you may, subject to procedures satisfactory to the Board, satisfy such delivery requirement by presenting proof that you are the Beneficial Owner of such shares of Common Stock, in which case the Company shall treat the taxes as paid without further payment and shall withhold such number of shares from the shares acquired by the exercise of the Option.

                          (e)        The Company may refuse to deliver any of the Shares if you fail to comply with your obligations in connection with the Tax-Related Items described in this Section.

                        (f)         You agree to promptly notify the Company of any disposition of shares issued pursuant to the exercise of an Incentive Stock Option that results in a “disqualifying disposition” for purposes of Section 421 of the Code.

        15.         Nature of Grant. In accepting the Options and signing this Master Agreement, you acknowledge that:

                        (a)         the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan;

                        (b)         the grant of Options is voluntary and occasional and does not create any contractual or other right to receive future awards of Options, or benefits in lieu of Options even if Options have been awarded repeatedly in the past;

                        (c)         nothing in this Agreement or in the Plan shall confer upon you any right to continue in the employment or service of the Employer or the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Employer or the Company, which rights are hereby expressly reserved, to terminate your employment or service at any time for any reason, with or without cause except as may otherwise be provided pursuant to a separate written employment agreement. In addition, nothing in this Agreement or the Plan shall obligate the Company or your Employer or any of its Affiliates, their respective stockholders, Boards of Directors, officers or employees to continue any relationship that you might have as a Director or Consultant or otherwise for your Employer or the Company or any of its Affiliates;

                        (d)         all decisions with respect to future grants of Options, if any, will be at the sole discretion of the Company;

                        (e)         your participation in the Plan is voluntary;

                        (f)         Options are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

                        (g)         in consideration of the grant of Options, no claim or entitlement to compensation or damages arises from termination of the Options or diminution in value of the Options or Shares received upon vesting of Options resulting from termination of your employment or other service-providing relationship with the Company or Employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim; and

                        (h) in the event of the termination of your Continuous Service (whether or not in breach of local labor laws), your right to receive Options and vest under the Plan, if any, will terminate effective as of the date that you are no longer actively employed or providing service and will not be extended by any notice period mandated under local law (e.g., active employment or service would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when you are no longer providing Continuous Service for purposes of the Plan

        16.         Severability. If any one or more terms, provisions, covenants or restrictions contained herein shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        17.         Notices. Any notices provided for in this Master Agreement (including the Notice of Exercise required under Section 9 of this Master Agreement) or the Plan shall be given in writing and shall be deemed effectively given upon receipt, or in the case of notices delivered by mail, five (5) days after deposit in the United States mail (or with another delivery service), certified or registered mail, return receipt requested or postage prepaid. Notices from the Company will be provided to you at the last address you provided to the Company and will be deemed effectively given to you at that address.

        18.         Signature in Counterparts. This Master Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

        19.         Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan, Options granted under the Plan or future Options that may be granted under the Plan by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

        20.         Option Subject to Plan Document. By entering into this Master Agreement, you agree and acknowledge that you have received and read a copy of the Plan and this Master Agreement. The Option is subject to the terms and provisions of the Plan, this Master Agreement and the applicable Grant Notice.

        21.         Choice of Law. The interpretation, performance and enforcement of hits Master Agreement shall be governed by the laws of the State of Utah, without regard to principles of conflicts of laws.

        IN WITNESS WHEREOF, the parties have executed this Master Agreement on the day and year first indicated above.

Nu Skin Enterprises, Inc.

By:

Title:

Employee

Name:

Address: